EXHIBIT 21

LIST OF SIGNIFICANT SUBSIDIARIES

Dyn Specialty Contracting, Inc.

MES Holdings Corporation

EMCOR Construction Services, Inc.

EMCOR International, Inc.

EMCOR Mechanical/Electrical Services (East), Inc.

EMCOR (UK) Limited

EMCOR Group (UK) plc

EMCOR Facilities Services, Inc.

EMCOR-CSI Holding Co.

FR X Ohmstede Acquisitions Co.